Fushi International, Inc. Completes Several Strategic Initiatives Further Strengthening Its Position in the Chinese Bimetallic Market


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DALIAN, China, Dec. 13 /PRNewswire-FirstCall/ -- Fushi International, Inc., (OTC Bulletin Board: FSIN), a low cost, emerging Chinese manufacturer of bimetallic wire used in a variety of communication, transmission and other electrical products, today is providing an update on several key accomplishments which occurred during November.

During the fourth quarter, management actively engaged in several events and alliances by working closely with top government officials and organizations to enhance the Company's position and visibility in the bimetallic market place. Specifically, Fushi participated in a municipal government sponsored event which promoted the use of technologically innovative products, such as bimetallic wire, for various phases of industrial construction. As a result, the Company secured a full endorsement and qualification by the local government to supply bimetallic products to new developments in the Liaoning province. Additionally, Fushi has worked closely with the 23rd Research Institute of the Ministry of Information, the Optical and Electronic Cable Association of China, and the WuHan High Voltage Power Research Institute to further define a national standard for copper clad aluminum products while further promoting the use of bimetallic wire in the high voltage power cable and wire industries. It is estimated that annual demand for bimetallic wire utilized for these applications will equate to over 200,000 tons by 2008, while most of these applications were not serviced by bimetallic during 2006.

'We are actively forming relationships with key private and public entities to increase Fushi's participation and share in the growing Chinese bimetallic domestic market,' commented Mr. Li Fu, the Chairman and Chief Executive Officer of Fushi International. 'The Chinese government is motivated to increase the use of bimetallic wire across multiple end markets as a means to offset rising commodity prices and valuable commodities. Driven by continued strong domestic growth, China has been the largest copper consumer in the world for five consecutive years, topping 3.7 million tons in 2006. More than 70% of the consumption comes from wire and cable, particularly serving the power industry. The Optical and Electronic Cable Association of China estimates that 20% of the current cable and power transmission line markets served by all copper wire will be replaced by bimetallic in the next five years, supported by the establishment of appropriate industry standards. We believe this initiative alone creates a significant growth opportunity for Fushi. By promoting the use of bimetallic products the government will ensure that manufactures and builders alike have access to key materials which will help to sustain continued strong economic growth.'

About Fushi International:

Fushi International is engaged, through their indirectly wholly-owned operating subsidiary Dalian DPI in the manufacturing and sale of bimetallic composite wire products, principally copper clad aluminum wires ('CCA') and copper clad aluminum magnesium ('CCA-M'). CCA, which is the company's core product, combines the conductivity and corrosion resistance of copper with the light weight and relatively low cost of aluminum. It is a cost effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television (CATV), signal transmission lines for telecommunication networks, distribution lines for electricity, wire components for electronic instruments and devices. For more information on Fushi, visit their website: http://www.fushiinternational.com/

Safe Harbor Statement:

This press release contains forward-looking statements concerning Fushi International, Inc.'s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Fushi International, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

SOURCE Fushi International, Inc.

Source: PR Newswire (December 13, 2006 - 11:01 AM EST)

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